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                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of ImmunoGen, Inc. on Forms S-3 (File Nos. 333-2441, 333-15819, 333-22153, 333-31795, 333-07661 and 333-48385) and on Forms S-8 (File Nos.
33-41534 and 33-73544) of our report, which includes an explanatory paragraph concerning uncertainties surrounding the Company's ability to continue as a going concern, dated July 29, 1998, on our audit of the consolidated financial statements of ImmunoGen, Inc. as of June 30, 1998 and 1997, and for each of the three years in the period ended June 30, 1998, and to the inclusion of the report in this Annual Report on Form 10-K.


                                        PricewaterhouseCoopers LLP

Boston, Massachusetts
September 28, 1998